NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, February 2, 2024
LyondellBasell Reports 2023 Earnings
Fourth Quarter 2023 Highlights
•Net Income: $185 million, $411 million excluding identified items(a)
•Diluted earnings per share: $0.56 per share, $1.26 per share excluding identified items
•EBITDA: $639 million, $910 million excluding identified items
•Generated $1.5 billion of cash from operating activities resulting in 171% cash conversion(b)
•Returned $406 million in dividends to shareholders
•Took final investment decision to build first commercial-scale catalytic advanced recycling plant utilizing LYB's proprietary MoReTec technology
•Announced divestiture of Ethylene Oxide and Derivatives business for $700 million

Subsequent Event
•Entered agreement to acquire 35% of NATPET, a Saudi Arabian PDH/PP joint venture, for $500 million

Full Year 2023 Highlights
Delivered resilient results amid bottoming markets
•Net Income: $2.1 billion, $2.8 billion excluding identified items
•Diluted earnings per share: $6.46 per share, $8.65 per share excluding identified items
•EBITDA: $4.5 billion, $5.2 billion excluding identified items
•Generated $4.9 billion in cash from operating activities
•Achieved 98% cash conversion(b)
Launched new strategy
•Three-pillar strategy to create a more profitable and sustainable growth engine for LYB
•Significant progress on the strategy in 2023
• Successful start-up of world's largest propylene oxide plant
• Active management of portfolio through divestiture, capacity rationalization and investments
• Unlocked more than $300 million net income(c) and $400 million in recurring annual EBITDA(c) through our Value Enhancement Program
• Built foundation for a profitable Circular and Low-Carbon Solutions business
Continued commitment to disciplined capital allocation
•Increased quarterly dividend by 5%, 13th consecutive year of annual dividend growth
•Returned $1.8 billion to shareholders in dividends and share repurchases
•Issued inaugural green bond for $500 million
(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of non-GAAP financial measures and Tables 2-9 for reconciliations or calculations of these financial measures. “Identified items” include inventory adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs.
(b) Cash conversion means net cash provided by operating activities divided by EBITDA excluding LCM and impairment.
(c) Year-end run rate based on 2017-2019 mid-cycle margins and modest inflation relative to 2021 baseline.

Comparisons with the prior quarter, fourth quarter 2022 and year ended 2022 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Sales and other operating revenues	$9,929	$10,625	$10,206	$41,107	$50,451
Net income	185	747	353	2,121	3,889
Diluted earnings per share	0.56	2.29	1.07	6.46	11.81
Weighted average diluted share count	326	325	327	326	328
EBITDA(a)	639	1,356	792	4,509	6,301

Excluding Identified Items(a)

Net income excluding identified items	$411	$804	$427	$2,838	$4,102
Diluted earnings per share excluding identified items	1.26	2.46	1.29	8.65	12.46
Impairments, pre-tax	241	25	—	518	69
Refinery exit costs, pre-tax	50	49	95	334	187
EBITDA excluding identified items	910	1,410	865	5,222	6,527
(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of non-GAAP financial measures and Tables 2-9 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs.

LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2023 of $185 million, or $0.56 per share. During the quarter, the company recognized identified items of $226 million, net of tax. These items, which impacted earnings by $0.70 per share included non-cash asset impairments and costs incurred from plans to exit the refining business. Fourth quarter 2023 EBITDA was $639 million, or $910 million excluding identified items. In addition to the identified items, non-cash LIFO inventory valuation charges impacted pre-tax quarterly results by approximately $55 million.

Full year 2023 net income was $2.1 billion, or $6.46 per share. During the year, the company recognized identified items of $717 million, net of tax. These items, which impacted full year earnings by $2.19 per share included non-cash asset impairments and costs incurred from plans to exit the refining business. Full year 2023 EBITDA was $4.5 billion, or $5.2 billion excluding identified items.

“During the fourth quarter, LyondellBasell's businesses delivered exceptional cash conversion amid challenging market conditions while we rapidly moved forward with our strategy. We have a clear and focused roadmap to deliver a more profitable and sustainable growth engine for LYB. In the fourth quarter, we announced the divestiture of our Ethylene Oxide and Derivatives business and our decision to build the first catalytic advanced recycling plant using LYB's proprietary MoReTec technology. And just two weeks ago, we announced a new propylene and polypropylene joint venture in Saudi Arabia. These actions demonstrate our laser-sharp focus on execution,” said Peter Vanacker, LYB Chief Executive Officer.

Significantly lower fourth quarter gasoline crack spreads impacted refining and oxyfuels margins as well as the value of co-product fuels in the Olefins & Polyolefins Americas segment. In the North American polyethylene market, steady domestic demand and increased exports were supported by lower ethane raw material costs. Seasonally slow demand resulted in low operating rates for most businesses.

Throughout the year, petrochemical markets faced headwinds from soft global demand, capacity additions and economic uncertainty. Markets were broadly pressured by weak demand for durable goods, which impacted margins in the Olefins & Polyolefins, Intermediates & Derivatives and Advanced Polymer Solutions segments. In contrast, oxyfuels margins benefited from tight supply and strong summertime gasoline crack spreads, leading to record annual oxyfuels earnings for LYB.

LYB generated $4.9 billion in cash from operating activities during 2023. The company remained committed to a disciplined approach to capital allocation. In 2023, approximately $1.5 billion was reinvested in the business through capital expenditures while $1.8 billion was returned to shareholders through quarterly dividends and share repurchases. The company maintains a robust investment-grade balance sheet, with $7.6 billion of available liquidity at year-end.

LyondellBasell's strategy is focused on generating value-added growth to deliver $3 billion of incremental Normalized EBITDA by 2027(d). The company is accelerating value creation through decisive portfolio management, growth of manufacturing hubs to meet rapidly growing demand for recycled and renewable solutions and initiatives that are instilling an ownership culture. The LYB Value Enhancement Program underpins this culture shift, delivering a 2023 year-end run rate of more than $300 million of net income and $400 million of recurring annual EBITDA.

“In the ten months since we launched LyondellBasell’s strategy, the passion, commitment and alignment of our global team is increasingly visible in our actions, culture and results. The successful startup of our new propylene oxide and oxyfuels plant is one example of our commitment to grow and upgrade our core businesses. We built strong foundations for our Circular and Low Carbon Solutions business by forming partnerships to source and sort plastic waste while moving forward on our first tranche of advanced recycling capacity. And our cultural transformation is well underway. Employee enthusiasm for the Value Enhancement Program allowed us to far exceed the original 2023 targets for the program. Outstanding cash conversion bolstered our investment-grade balance sheet and provided strong returns for LYB shareholders," said Vanacker.

OUTLOOK
In the first quarter of 2024, seasonally slow demand and economic uncertainty are expected to provide continued headwinds for most businesses. Relatively low ethane raw material costs are continuing to benefit North American Olefins & Polyolefins margins while regional demand is showing modest improvement. The company expects oxyfuels and refining margins to be within typical winter seasonal ranges. In China, January demand was subdued as buyers managed inventories around Lunar New Year holidays and growth remained uncertain. Spring and summer seasonal demand improvements are expected across global markets. LYB is aligning first quarter operating rates with global demand and expects to operate Olefins & Polyolefins Americas assets at approximately 80%, and both Olefins & Polyolefins EAI assets and Intermediates & Derivatives assets at approximately 75%.

(d) 2027 incremental Normalized EBITDA reflects expected improvement over a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates and the benefits associated with our strategic initiatives. Please see “Information Related to Financial Measures” for additional information on Normalized EBITDA.

CONFERENCE CALL
LyondellBasell will host a conference call February 2 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins Ken Lane, Executive Vice President of Intermediates and Derivatives and Refining Kim Foley, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. EST February 2 until March 2. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13742056.

ABOUT LYONDELLBASELL
We are LyondellBasell – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions; receipt of required regulatory approvals and the satisfaction of closing conditions for our proposed transactions; final investment decision and the construction and operation of any proposed facilities described; our ability to align our assets and expand our core; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; the continued operation of and successful shut down and closure of the Houston Refinery, including within the expected timeframe; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2022, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change. We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), impairments and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other-than-temporary, the investment is written down to its estimated fair value. In April 2022 we announced our decision to cease operation of our Houston Refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs.

Recurring annual EBITDA for the Value Enhancement Program is the year-end EBITDA run rate estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline.

Normalized EBITDA assumes 2013-2022 historical average margins and operating rates and reflects the benefits associated with the following strategic initiatives: Grow & Upgrade the Core, Building a Profitable CLCS Business and Step Up Performance & Culture. Incremental Normalized EBITDA cannot be reconciled to net income due to the inherent difficulty in quantifying certain amounts that are necessary for such reconciliation at the strategic initiative level, including adjustments that could be made for interest expense (net), provision for (benefit from) income taxes and depreciation & amortization, the amounts of which, based on historical experience, could be significant.

Cash conversion is a measure commonly used by investors to evaluate liquidity. Cash conversion means net cash provided by operating activities divided by EBITDA excluding LCM and impairment. We believe cash conversion is an important financial metric as it helps management and other parties determine how efficiently the company is converting earnings into cash.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Monica Silva +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$185	$747	$353	$2,121	$3,889
add: Identified items
Impairments, pre-tax(a)	241	25	—	518	69
Refinery exit costs, pre-tax(b)	50	49	95	334	187
Benefit from income taxes related to identified items	(65)	(17)	(21)	(135)	(43)
Net income excluding identified items	$411	$804	$427	$2,838	$4,102

Net income	$185	$747	$353	$2,121	$3,889
Loss from discontinued operations, net of tax	1	1	2	5	5
Income from continuing operations	186	748	355	2,126	3,894
(Benefit from) provision for income taxes	(7)	153	34	501	882
Depreciation and amortization(c)	380	367	334	1,534	1,267
Interest expense, net	80	88	69	348	258
add: Identified items
Impairments(a)	241	25	—	518	69
Refinery exit costs(d)	30	29	73	195	157
EBITDA excluding identified items	910	1,410	865	5,222	6,527
less: Identified items
Impairments(a)	(241)	(25)	—	(518)	(69)
Refinery exit costs(d)	(30)	(29)	(73)	(195)	(157)
EBITDA	$639	$1,356	$792	$4,509	$6,301

(a) The year ended December 31, 2023 reflects non-cash impairment charges of $518 million, which includes $192 million related to Dutch PO/SM joint venture assets in our Intermediates & Derivatives segment, recognized in the fourth quarter of 2023, and a non-cash goodwill impairment charge of $252 million in our Advanced Polymer Solutions segment, recognized in the first quarter of 2023. The year ended December 31, 2022 reflects a non-cash impairment charge of $69 million related to the sale of our polypropylene manufacturing facility in Australia.
(b) Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs. See Table 9 for additional detail on refinery exit costs.
(c) Depreciation and amortization includes depreciation of asset retirement costs in connection with exiting the Refining business. See Table 9 for additional detail on refinery exit costs.
(d) Refinery exit costs include accelerated lease amortization costs, personnel related costs and accretion of asset retirement obligations. See Table 9 for additional detail on refinery exit costs.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Diluted earnings per share	$0.56	$2.29	$1.07	$6.46	$11.81
add: Identified items
Impairments	0.59	0.05	—	1.41	0.21
Refinery exit costs	0.11	0.12	0.22	0.78	0.44
Diluted earnings per share excluding identified items	$1.26	$2.46	$1.29	$8.65	$12.46

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM and Impairments

	Three Months Ended	Year Ended
Millions of U.S. dollars	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$1,504	$4,942
Adjustments:
Depreciation and amortization	(380)	(1,534)
Impairments(a)	(241)	(518)
Amortization of debt-related costs	(2)	(9)
Share-based compensation	(20)	(91)
Equity loss, net of distributions of earnings	(91)	(189)
Deferred income tax benefit (provision)	5	(43)
Changes in assets and liabilities that used (provided) cash:
Accounts receivable	(392)	(110)
Inventories	(214)	(18)
Accounts payable	(110)	(141)
Other, net	126	(168)
Net income	185	2,121
Loss from discontinued operations, net of tax	1	5
Income from continuing operations	186	2,126
(Benefit from) provision for income taxes	(7)	501
Depreciation and amortization	380	1,534
Interest expense, net	80	348
add: LCM charges	—	—
add: Impairments(a)	241	518
EBITDA excluding LCM and impairments	880	5,027
less: LCM charges	—	—
less: Impairments(a)	(241)	(518)
EBITDA	$639	$4,509

(a) Reflects non-cash impairment charges of $518 million, which includes $192 million related to Dutch PO/SM joint venture assets in our Intermediates & Derivatives segment, recognized in the fourth quarter of 2023, and a non-cash goodwill impairment charge of $252 million in our Advanced Polymer Solutions segment, recognized in the first quarter of 2023.

Table 5 - Calculation of Cash Conversion

	Three Months Ended	Year Ended
Millions of U.S. dollars	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$1,504	$4,942
Divided by:
EBITDA excluding LCM and impairment(a)	880	5,027
Cash conversion	171%	98%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM and impairments.

Table 6 - Calculation of Cash and Liquid Investments and Total Liquidity

Millions of U.S. dollars	December 31, 2023
Cash and cash equivalents and restricted cash	$3,405
Short-term investments	—
Cash and liquid investments	$3,405

Availability under Senior Revolving Credit Facility	3,250
Availability under U.S. Receivables Facility	900
Total liquidity	$7,555

Table 7 - Calculation of Dividends and Share Repurchases

	Three Months Ended	Year Ended
Millions of U.S. dollars	December 31, 2023	December 31, 2023
Dividends - common stock	$406	$1,610
Repurchase of Company ordinary shares	—	211
Dividends and share repurchases	$406	$1,821

Table 8 - Reconciliation of Net Income to recurring annual EBITDA for the Value Enhancement Program

Millions of U.S. dollars	2023
Net income	$300
Provision for income taxes	75
Depreciation and amortization	25
Interest expense, net	—
EBITDA	$400

Note: In 2022, we launched the Value Enhancement Program. In 2023, the program delivered a 2023 a year-end run rate of approximately $300 million of net income and $400 million of recurring annual EBITDA.

Table 9 - Refinery Exit Costs

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Refinery exit costs:
Accelerated lease amortization costs	$10	$11	$55	$110	$91
Personnel costs	17	16	16	76	64
Asset retirement obligation accretion	3	2	2	9	2
Asset retirement cost depreciation	20	20	22	139	30
Total refinery exits costs	$50	$49	$95	$334	$187